EXHIBIT 2.1
Execution Version

March 29, 2017

Gosling’s Limited
Attention: Dr. Nancy Gosling, President and Chief Executive Officer
P.O. Box HM 827
Hamilton, HM CX
Bermuda

Mr. E. Malcolm B. Gosling
“Bloomfield”
15 Middle Road
Paget, PG 01
Bermuda

Re: Gosling-Castle Partners Inc. (“GCP”)

Dear Nancy and Malcolm:

This letter, once fully executed and delivered, constitutes a securities purchase agreement (this “Agreement”) of Castle Brands Inc., a corporation incorporated in the State of Florida (“Castle Brands”), to purchase from each of Gosling’s Limited (“GL”) and E. Malcolm B. Gosling (each, a “Seller,” and collectively, the “Sellers”), and of each of the Sellers to sell and deliver to Castle Brands, the securities indicated in Section 1 below, free and clear of all liens, which securities are beneficially owned of record by the Sellers.

The terms and conditions of this Agreement are as follows:

1.	Purchase and Sale of GCP Common Stock; Purchase Price. The Sellers agree to sell an aggregate of 201,000 shares of the common stock of GCP (the “GCP Shares”), representing a 20.1% equity interest in GCP, to Castle Brands for consideration payable to the Sellers as follows: (i) twenty million dollars ($20,000,000.00) in cash (the “Cash Payment”) and (ii) 1,800,000 shares of the common stock of Castle Brands (the “Castle Brands Shares”) (the Cash Payment and the Castle Brands Shares, collectively, the “Purchase Price”). The purchase and sale transaction with the Sellers contemplated above is referred to hereinafter as the “Transaction.” The allocation of the components of the Purchase Price between each of the Sellers at the Closing (as defined below) is indicated on Schedule A attached hereto.

2.	Closing. The closing of the Transaction (the “Closing”) shall take place electronically by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable, and will be effective as of 12:01 a.m. Eastern Time on the third business day following the satisfaction or written waiver of all conditions contained in Sections 3, 4 and 8 hereof (except for those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as the Sellers and Castle Brands may agree in writing (the “Closing Date”).

3.	Deliveries by Sellers at Closing. At Closing, the Sellers shall deliver, or cause to be delivered, to Castle Brands, or as otherwise specified in Section 3.a., the following:

a.	Original stock powers for the transfer of the GCP Shares and the original stock certificates representing such GCP Shares shall be delivered to the Secretary of GCP (with a copy to Castle Brands) including instructions that the Secretary issue certificates representing the GCP Shares to Castle Brands and issue new stock certificates to the Sellers for the balance of the Sellers’ shares;

b.	Each of the following ancillary agreements (collectively, the “Ancillary Documents”):

(i)	An Amendment No. 1 (the “Amended Stockholders Agreement”) to that Stockholders Agreement dated February 18, 2005, by and among Castle Brands and the Sellers (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit A, duly executed by the Sellers and GCP;

(ii)	An Amendment No. 4 to the Export Agreement dated as of February 14, 2005, by and between GCP (f/k/a Gosling Partners Inc.) and Gosling’s Export (Bermuda) Limited (the “Amended Export Agreement”), substantially in the form attached hereto as Exhibit B, duly executed by Gosling’s Export (Bermuda) Limited and GCP;

(iii)	An Amended and Restated National Distribution Agreement, by and between Castle Brands (USA) Corp. and GCP (the “Amended Distribution Agreement”), substantially in the form attached hereto as Exhibit C, duly executed by GCP;

(iv)	A consulting agreement between GCP and Gosling’s International Limited (the “Consulting Agreement”), substantially in the form attached hereto as Exhibit D, duly executed by Gosling’s International Limited and GCP; and

(v)	An Amendment No. 1 to the Manufacturing and Distribution Agreement dated April 1, 2009, by and between Gosling Export (Bermuda) Limited and Polar Corp. (the “Amended Polar Agreement”), substantially in the form attached hereto as Exhibit E, duly executed by Gosling Export (Bermuda) Limited and Polar Corp.

c.	An IRS Form W-8 or IRS Form W-9, as applicable, for each of the Sellers.

4.	Deliveries by Castle Brands at Closing. At the Closing, Castle Brands shall deliver, or cause to be delivered, to the Sellers the items set forth below in this Section 4. The allocation of the components of the Purchase Price between each of the Sellers at the Closing is indicated on Schedule A attached hereto.

a.	The Cash Payment;

b.	Certificates evidencing the Castle Brands Shares or book entry statements confirming the issuance of the Castle Brands Shares to the Sellers;

c.	The Amended Stockholders Agreement, duly executed by Castle Brands;

d.	The Amended Export Agreement, duly executed by GCP;

e.	The Amended Distribution Agreement, duly executed by Castle Brands (USA) Corp., a wholly owned subsidiary of Castle Brands, and by GCP; and

f.	The Consulting Agreement, duly executed by GCP.

Cash Payment Instructions. Subject to the satisfaction of the delivery requirements in Section 3 and the conditions to closing in Section 8. a. and 8. b., Castle Brands agrees to remit to each of the Sellers, $10,000,000.00 of the Cash Payment pursuant to the wiring instructions delivered by Sellers to Buyer in advance of Closing.

5.	Representation and Warranties of Castle Brands. Castle Brands represents and warrants to the Sellers as follows:

a.	Castle Brands is a corporation incorporated in the State of Florida, validly existing and in good standing under the laws of the State of Florida and has the full power and authority to enter into this Agreement and the Ancillary Documents (to the extent Castle Brands is a party thereto), and to carry out its obligations hereunder and thereunder.

b.	This Agreement has been duly executed and delivered by Castle Brands and is the legal, valid and binding obligation of Castle Brands, enforceable against Castle Brands in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c.	The execution and delivery of this Agreement and the Ancillary Documents (to the extent Castle Brands is a party thereto) and the consummation of the transactions contemplated herein and therein will not violate, conflict with or constitute a default under (i) the formation and governing documents of Castle Brands, (ii) any material agreement, indenture or instrument to which Castle Brands is a party; provided, however, Castle Brands has received the prior written consent of ACF FinCo I LP relating to any possible violations, defaults or conflicts under the Loan and Security Agreement, dated as of September 22, 2014, as amended, by and among ACF FinCo I LP, the Company and Castle Brands (USA) Corp., and the related loan documents thereto, (iii) any law, statute, rule or regulation to which Castle Brands is subject, or (iv) any agreement, order, judgment or decree to which Castle Brands is subject.

d.	The issuance and delivery of the Castle Brands Shares by Castle Brands to the Sellers has been duly authorized by Castle Brands’ board of directors and, when issued and delivered to the Sellers pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

e.	Castle Brands is not a party to any tax-sharing agreements.

f.	The prior guaranties by GL and E. Malcolm B. Gosling in favor of Castle Brands have been cancelled.

g.	Castle Brands is: (i) sophisticated in financial matters and able to evaluate the risks and benefits of its acquisition of the GCP Shares and able to afford a complete loss of the value of the GCP Shares, and (ii) able to bear the economic risk of its acquisition of the GCP Shares for an indefinite period of time because the GCP Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under the “blue sky” laws of any jurisdiction, and are further restricted by the terms of the Amended Stockholders Agreement, and therefore cannot be resold without compliance with the terms of the Amended Stockholders Agreement and registration under the Securities Act unless an exemption from such registration is available. Castle Brands is capable of evaluating the merits and risks of its acquisition of the GCP Shares and has the capacity to protect its own interests.

h.	Castle Brands represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and acknowledges that its acquisition of the GCP Shares contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” or similar exemptions under federal and state law.

i.	Castle Brands is acquiring the GCP Shares solely for investment purposes, for its own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. Castle Brands did not enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

j.	Castle Brands represents that it has consulted with and relied upon its own legal, financial and tax advisors in order to review and evaluate the tax, economic and other possible risks and/or benefits of the Transaction.

k.	Castle Brands is not relying on any representation, warranty, or covenant of Sellers except as expressly provided in this Agreement.

l.	The Sellers are not currently officers, directors or affiliates of Castle Brands.

m.	The representations made in this Agreement by Castle Brands are deemed to be remade as of the Closing.

6.	Representation and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to Castle Brands as follows:

a.	GL is a company formed in Bermuda, validly existing and in good standing under the laws of Bermuda, and E. Malcolm B. Gosling is citizen of Bermuda.

b.	The Sellers have the full power and authority to enter into this Agreement and the Ancillary Documents (to the extent the Sellers are parties thereto) and to carry out their obligations hereunder and thereunder, including the transfer of the GCP Shares.

c.	This Agreement has been duly executed and delivered by the Sellers and is the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

d.	The Sellers are not currently officers, directors or affiliates of Castle Brands.

e.	With respect to GL, the execution and delivery of this Agreement and the Ancillary Documents (to the extent GL is a party thereto) and the consummation of the transactions contemplated herein and therein will not violate, conflict with or constitute a default under (i) the formation and governing documents of GL, (ii) any material agreement, indenture or instrument to which GL is a party, (iii) any law, statute, rule or regulation to which GL is subject, or (iv) any agreement, order, judgment or decree to which GL is subject.

f.	The Sellers are the beneficial and record owners of the GCP Shares as set forth on Schedule A and have good and marketable title to the GCP Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature, except for applicable securities law restrictions and restrictions pursuant to the Amended Stockholders Agreement.

g.	The Sellers acknowledge that Castle Brands, its officers and its directors may possess or have access to material non-public information of Castle Brands, which has not been communicated to the Sellers and that Castle Brands, its officers and its directors have no duty or obligation to disclose any such material non-public information of Castle Brands to the Sellers.

h.	The Sellers are: (i) sophisticated in financial matters and are able to evaluate the risks and benefits of their acquisition of the Castle Brands Shares and are able to afford a complete loss of the value of the Castle Brands Shares, and (ii) able to bear the economic risk of their acquisition of the Castle Brands Shares for an indefinite period of time because the Castle Brands Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under the “blue sky” laws of any jurisdiction, and therefore cannot be resold unless the Lockup (as defined below) expires and the resale of the Castle Brands Shares is registered under the Securities Act or an exemption from registration is available. The Sellers are capable of evaluating the merits and risks of their acquisition of the Castle Brands Shares and have the capacity to protect their own interests.

i.	The Sellers represent that they are “accredited investors” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and acknowledge their acquisition of the Castle Brands Shares contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” or similar exemptions under federal and state law.

j.	The Sellers are acquiring the Castle Brands Shares solely for investment purposes, for their own accounts and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof; provided, however, GL may distribute to its equity owners the Castle Brands Shares it receives pursuant to this Agreement if and only if such equity owners or any other transferees allowed pursuant to this Agreement agree in writing to be bound by the restrictions on Transfer (as defined below) set forth in this Agreement. The Sellers did not enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

k.	The Sellers represent that they have consulted with and relied upon their own legal, financial and tax advisors in order to review and evaluate the tax, economic and other possible risks and/or benefits of the Transaction.

l.	Prior to the execution of this Agreement, the Sellers have had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations and business of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, including reviewing the Company’s public filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining whether to make these investments, the Sellers have relied solely on their own knowledge and understanding of the Company and its business based upon the Sellers’ own due diligence, including such information obtained from the Company’s public filings under the Exchange Act. The Sellers have not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its finances, operations and business.

m.	The representations made in this Agreement by the Sellers are deemed to be remade as of the Closing.

7.	Covenants.

a.	Castle Brands, on the one hand, and the Sellers, jointly and severally on the other hand, agree as follows:

(i)	To ensure that the Amended Export Agreement and the Amended Distribution Agreement have been duly executed by the parties thereto as of the Closing Date, in the forms attached hereto.

(ii)	To hold each other harmless and indemnify each other for any commission and/or fees agreed to be paid to any broker, finder or other person or entity acting or purporting to act in a similar capacity on behalf of the indemnifying party in connection with the Transaction.

(iii)	To furnish to each other such additional information as the other party shall reasonably request prior to the Closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the Transaction.

(iv)	To do all things reasonably necessary or convenient before or after the Closing, and without further consideration, to consummate the Transaction in good faith and fair dealing.

(v)	To indemnify, defend and hold harmless each other against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by the other party of any of the representations, warranties, covenants or agreements of such other party contained in this Agreement.

b.	Castle Brands agrees as follows:

(i)	To take all reasonable measures necessary to ensure that upon the expiration of the Lockup (as defined below), the Sellers will be able to sell their Castle Brands Shares within the safe harbor provided by Rule 144 of the Securities Act, subject to the conditions set forth therein.

(ii)	In the event that any Seller is considered an “affiliate” of Castle for purposes of Rule 144, Castle shall take all reasonable measures necessary to ensure that upon the expiration of the Lockup, the Castle Brands Shares will be registered.

(iii)	To file a supplemental listing application with the NYSE MKT to list the Castle Brands Shares on the NYSE MKT and receive the NYSE MKT’s approval thereof.

c.	The Sellers each agree as follows:

(i)	That he/it will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, transfer, or otherwise dispose of any of the Castle Brands Shares (“Transfer”) for a period commencing on the Closing Date and continuing until and through the date that is 18 months from the Closing Date (the “Lockup”), except that the Lockup shall not apply to a Transfer to a spouse, ancestor, lineal descendant or sibling of the Seller, and the spouses of the foregoing family members (each, a “Family Member”) or to a trust established solely for the benefit of such Seller and/or to such Seller’s Family Members, or to an affiliate or equity owner of such Seller, provided that such transferee agrees in writing to be bound by the restrictions on Transfer set forth in this Agreement.

8.	Conditions to Closing.

a.	Conditions Precedent to Obligation of the Parties. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(i)	There shall not be in effect any order by a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; and

(ii)	There shall not be any law enacted, entered or enforced which makes the consummation of the Transaction illegal.

b.	Conditions Precedent to Obligation of Castle Brands. The obligation of Castle Brands to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(i)	The representations and warranties of each of the Sellers made herein shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date;

(ii)	Each of the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

(iii)	Each of the Sellers shall have delivered, or caused to be delivered, the items set forth in Section 3;

(iv)	Castle Brands shall have obtained adequate financing from one or more lenders to fund the Cash Payment on terms and conditions satisfactory to Castle Brands;

(v)	The opinion of Bermuda counsel on behalf of the Sellers that was received by Castle Brands on March 22, 2017, shall not have been revoked or modified; and

(vi)	That Castle Brands shall have received the Amended Polar Agreement, duly executed by Gosling Export (Bermuda) Limited and Polar Corp., and that the Amended Polar Agreement shall be in full force and effect as of the Closing Date and shall not have been further amended or modified by the parties thereto.

c.	Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to consummate the Transaction are further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(i)	the representations and warranties of Castle Brands made herein shall be true and correct as of the date hereof and as of the respective Closing Date as if made on the Closing Date;

(ii)	Castle Brands shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Castle Brands on or prior to the Closing Date;

(iii)	Castle Brands shall have delivered, or caused to be delivered, each of the items set forth in Section 4; and

(iv)	Castle Brands shall have filed a supplemental listing application with the NYSE MKT to list the Castle Brands Shares on the NYSE MKT and received the NYSE MKT’s approval thereof.

9.	Termination. In the event the Closing does not occur by March 31, 2017, either party may terminate this Agreement by providing written notice to the other party. Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other party to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement.

10.	Legend. The Castle Brands Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND UNLESS REGISTERED, SUCH SHARES ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER (“TRANSFER”) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE HOLDER OF SUCH SHARES AND CASTLE BRANDS INC., EXCEPT THAT THE LOCKUP SHALL NOT APPLY TO A TRANSFER TO A SPOUSE, ANCESTOR, LINEAL DESCENDANT OR SIBLING OF THE SELLER, AND THE SPOUSES OF THE FOREGOING FAMILY MEMBERS (EACH, A “FAMILY MEMBER”) OR TO A TRUST ESTABLISHED SOLELY FOR THE BENEFIT OF SUCH SELLER AND/OR TO SUCH SELLER’S FAMILY MEMBERS, OR TO AN AFFILIATE OR EQUITY OWNER OF SUCH SELLER. THE LOCKUP EXPIRES ON OCTOBER 1, 2018.

11.	Arbitration. Except as otherwise specifically provided for in this Agreement, and to the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the then-existing rules for commercial arbitration of the Judicial Arbitration and Mediation Service (“JAMS”). Any judgment or award rendered by JAMS will be final, binding and non-appealable, and judgment may be entered by any state or federal court having jurisdiction thereof.

12.	Survival. The representations and warranties contained herein shall survive the Closing for a period of one year from the Closing Date.

13.	Notice. All notices to be given under this Agreement shall be sent by certified mail, return receipt requested, postage prepaid or by personal delivery (by commercial courier or otherwise) in either case to the address of the party appearing on the signature pages to this Agreement, or by electronic mail to the electronic mail address of the party appearing on the signature pages to this Agreement, or by telecopy. Notices sent by mail shall be deemed delivered on the second business day following deposit in the U.S. mail. Notices delivered by electronic mail shall be deemed delivered upon confirmation of transmission. Notices personally delivered or by telecopy shall be deemed delivered upon the business day of receipt at the office of the addressee.

A copy of all notices sent to Castle Brands (which shall not itself constitute notice) shall also be provided to Holland & Knight LLP at:

Holland & Knight LLP
Attention: Bradley D. Houser
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
E-mail: bradley.houser@hklaw.com

A copy of all notices sent to either Seller (which shall not itself constitute notice) shall also be provided to Hinckley, Allen & Snyder LLP at:

Hinckley, Allen & Snyder LLP
Attention: Daniel L. Gottfried
20 Church Street, 18 Floor
Hartford, CT 06103
E-mail: dgottfried@hinckleyallen.com

14.	This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed the day and year first written below.

CASTLE BRANDS:

The undersigned, as of the 29th day of March, 2017, executes and delivers this Agreement on behalf of Castle Brands:

CASTLE BRANDS INC.
By: /s/ Richard Lampen

Name: Title: Address: E-mail:	Richard Lampen President and Chief Executive Officer 122 East 42nd Street, Suite 5000 New York, New York 10168 rlampen@castlebrandsinc.com

Fax No.:	(305) 579-8009

SELLERS:

Each of the undersigned, as of the 29th day of March, 2017, executes and delivers this Agreement on behalf of each Seller:

GOSLING’S LIMITED
By: /s/ Nancy Gosling

Name: Title: Address: Email:	Dr. Nancy Gosling President and Chief Executive Officer P.O. Box HM 827 Hamilton, HM CX Bermuda ngosling@goslings.com

Fax No.:	(441) 292-1775

E.	MALCOLM B. GOSLING

/s/ E. Malcolm B. Gosling

E.	Malcolm B. Gosling

Address: Email:	“Bloomfield” Paget, PG 01 Bermuda mgosling@goslings.com

Fax No.:	(441) 292-1775

SCHEDULE A

GCP Shares Purchased			Purchase Price
					Castle Brands
Name	Number of GCP Shares	Percentage (%)		Cash ($)	Shares (#)
Gosling’s Limited	100,500	10.05%		$10,000,000	900,000
E. Malcom B. Gosling	100,500	10.05%		$10,000,000	900,000
Total	201,000	20.1%		$20,000,000	1,800,000

EXHIBIT A
Amendment No. 1 to the Stockholders Agreement, Dated March 29, 2017

EXHIBIT B
Amendment No. 4 to the Export Agreement, Dated March 29, 2017

EXHIBIT C
Amended and Restated National Distribution Agreement, Dated March 29, 2017

EXHIBIT D
Consulting Agreement, Dated March 29, 2017

EXHIBIT E
Amendment No. 1 to the Manufacturing and Distribution Agreement, Dated March 29, 2017